		Exhibit 99.1
News Release
United Continental Holdings, Inc.
Worldwide Media Relations
312.997.8640	713.324.5080
media.relations@united.com	media.relations@coair.com

UNITED CONTINENTAL HOLDINGS REPORTS DECEMBER 2010
OPERATIONAL PERFORMANCE FOR UNITED AND CONTINENTAL

CHICAGO, Jan. 7, 2011 – United Continental Holdings, Inc. (NYSE: UAL) today reported December 2010 and full-year 2010 operational results for United Air Lines, Inc. and Continental Airlines, Inc.

United and Continental’s combined consolidated traffic (revenue passenger miles) in December 2010 increased 1.4 percent versus December 2009 on a consolidated capacity increase of 2.3 percent. The carriers' combined consolidated load factor decreased 0.7 points compared to the same period last year.

United and Continental’s December 2010 combined consolidated passenger revenue per available seat mile (PRASM) increased an estimated 7.5 to 8.5 percent compared to December 2009, while mainline PRASM increased an estimated 8.5 to 9.5 percent compared to the same period last year.  In December, the carriers implemented a revenue sharing structure for their trans-Atlantic joint venture, retroactive to Jan. 1, 2010.  While the impact of the joint venture obligations for the first through third quarter 2010 will be booked as a charge in Other Operating Expense in United Continental Holdings' statement of consolidated operations, the fourth quarter impact and all future adjustments will be booked as adjustments to passenger revenue. The fourth quarter adjustment, which was booked entirely in the month of December, reduced the carriers’ December consolidated PRASM by approximately 1.0 point and is included in the above consolidated PRASM estimate.

The snowstorms during the month of December resulted in an estimated $25 million reduction in consolidated passenger revenue, included in the above consolidated PRASM estimate, and a $10 million reduction in net earnings for the quarter.

About United Continental Holdings, Inc.

United Continental Holdings, Inc. (NYSE: UAL) is the holding company for both United Airlines and Continental Airlines. Together with United Express, Continental Express and Continental Connection, these airlines operate a total of approximately 5,800 flights a day to 371 airports on six continents from their hubs in Chicago, Cleveland, Denver, Guam, Houston, Los Angeles, New York/Newark Liberty, San Francisco, Tokyo and Washington, D.C. United and Continental are members of Star Alliance, which offers 21,000 daily flights to 1,160 airports in 181 countries. United and Continental’s more than 80,000 employees reside in every U.S. state and in many countries around the world. For more information about United Continental Holdings, Inc., go to UnitedContinentalHoldings.com. For more information about the airlines, see united.com and continental.com, and follow each company on Twitter and Facebook.
-tables attached-
Combined United and Continental Pro Forma Preliminary Operational Results

	December				Full Year
	2010	2009	Change		2010	2009	Change
REVENUE PASSENGER MILES (000)
North America	7,858,291	8,003,593	-1.8%		97,507,989	98,746,482	-1.3%

International	7,069,016	6,795,374	4.0%		87,071,891	81,657,835	6.6%
Atlantic	2,922,123	2,964,483	-1.4%		39,677,750	37,965,601	4.5%
Pacific	2,735,219	2,485,162	10.1%		31,875,965	28,967,243	10.0%
Latin America	1,411,674	1,345,729	4.9%		15,518,176	14,724,991	5.4%

Mainline	14,927,307	14,798,967	0.9%		184,579,880	180,404,317	2.3%
Regional	2,069,155	1,963,059	5.4%		25,960,758	23,081,741	12.5%
Consolidated	16,996,462	16,762,026	1.4%		210,540,638	203,486,058	3.5%

AVAILABLE SEAT MILES (000)
North America	9,496,043	9,654,499	-1.6%		114,894,643	117,360,768	-2.1%

International	8,591,234	8,119,595	5.8%		105,165,406	102,942,547	2.2%
Atlantic	3,587,004	3,504,947	2.3%		48,045,291	47,181,413	1.8%
Pacific	3,222,436	2,949,439	9.3%		37,829,729	37,410,213	1.1%
Latin America	1,781,794	1,665,209	7.0%		19,290,386	18,350,921	5.1%

Mainline	18,087,277	17,774,094	1.8%		220,060,049	220,303,315	-0.1%
Regional	2,721,244	2,571,256	5.8%		33,034,260	30,125,640	9.7%
Consolidated	20,808,521	20,345,350	2.3%		253,094,309	250,428,955	1.1%

PASSENGER LOAD FACTOR
North America	82.8%	82.9%	-0.1	pts	84.9%	84.1%	0.8	pts

International	82.3%	83.7%	-1.4	pts	82.8%	79.3%	3.5	pts
Atlantic	81.5%	84.6%	-3.1	pts	82.6%	80.5%	2.1	pts
Pacific	84.9%	84.3%	0.6	pts	84.3%	77.4%	6.9	pts
Latin America	79.2%	80.8%	-1.6	pts	80.4%	80.2%	0.2	pts

Mainline	82.5%	83.3%	-0.8	pts	83.9%	81.9%	2.0	pts
Regional	76.0%	76.3%	-0.3	pts	78.6%	76.6%	2.0	pts
Consolidated	81.7%	82.4%	-0.7	pts	83.2%	81.3%	1.9	pts

ONBOARD PASSENGERS (000)
Mainline	8,055	8,188	-1.6%		99,452	101,751	-2.3%
Regional	3,661	3,565	2.7%		46,098	42,581	8.3%
Consolidated	11,716	11,753	-0.3%		145,550	144,332	0.8%

CARGO REVENUE TON MILES (000)
Total	244,714	251,995	-2.9%		3,001,839	2,552,307	17.6%

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Combined United and Continental Pro Forma Preliminary Financial Results
			Change
November 2010 year-over-year consolidated PRASM change			11.7	Percent
November 2010 year-over-year mainline PRASM change			12.4	Percent
December 2010 estimated year-over-year consolidated PRASM change			7.5 - 8.5	Percent
December 2010 estimated year-over-year mainline PRASM change			8.5 - 9.5	Percent
December 2010 estimated consolidated average price per gallon of fuel, including fuel taxes1			2.49	Dollars
Fourth Quarter 2010 estimated consolidated average price per gallon of fuel, including fuel taxes1			2.44	Dollars

Preliminary December Operational Results for United and Continental

United Airlines	2010	2009	Change
On-Time Performance2	83.1%	77.3%	5.8	Points
Completion Factor3	97.9%	97.2%	0.7	Points

Continental Airlines	2010	2009	Change
On-Time Performance2	72.1%	70.7%	1.4	Points
Completion Factor3	96.8%	98.9%	(2.1)	Points

1 Excluding non-cash, net mark-to-market gains and losses
2 Department of Transportation Arrivals within 14 minutes
3 Mainline Segment Completion Percentage

GAAP to Non-GAAP Reconciliations
Pursuant to SEC Regulation G, the Company has included the following reconciliation of reported non-GAAP financial measures to comparable financial measures reported on a GAAP basis.  Since the Company did not apply cash flow hedge accounting prior to April 1, 2010, the Company believes that the net fuel hedge adjustments provide management and investors with a better perspective of its performance and comparison to its peers because the adjustments reflect the economic fuel cost during the periods presented and many of our peers apply cash flow hedge accounting.  The non-cash mark-to-market gain/loss adjustment includes the reversal of prior period non-cash mark-to-market gain/loss related to actual December and actual fourth quarter hedge settlements.

Combined United and Continental Pro Forma
	December 2010		4Q 2010
Consolidated fuel price per gallon (GAAP)	2.50	Dollars	2.46	Dollars
Less: Non-cash, net mark-to-market gains and (losses) per gallon	(0.01)	Dollars	(0.02)	Dollars
Consolidated fuel price per gallon excluding non-cash, net mark-to-market gains and losses	2.49	Dollars	2.44	Dollars

Safe Harbor Statement
Certain statements included in this release are forward-looking and thus reflect our current expectations and beliefs with respect to certain current and future events and financial performance. Such forward-looking statements are and will be subject to many risks and uncertainties relating to our operations and business environment that may cause actual results to differ materially from any future results expressed or implied in such forward-looking statements. Words such as “expects,” “will,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook” and similar expressions are intended to identify forward-looking statements.  Additionally, forward-looking statements include statements which do not relate solely to historical facts, such as statements which identify uncertainties or trends, discuss the possible future effects of current known trends or uncertainties, or which indicate that the future effects of known trends or uncertainties cannot be predicted, guaranteed or assured. All forward-looking statements in this release are based upon information available to us on the date of this release. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except as required by applicable law. Our actual results could differ materially from these forward-looking statements due to numerous factors including, without limitation, the following: our ability to comply with the terms of our various financing arrangements; the costs and availability of financing; our ability to maintain adequate liquidity; our ability to execute our operational plans; our ability to control our costs, including realizing benefits from our resource optimization efforts, cost reduction initiatives and fleet replacement programs; our ability to utilize our net operating losses; our ability to attract and retain customers; demand for transportation in the markets in which we operate; an outbreak of a disease that affects travel demand or travel behavior; demand for travel and the impact that global economic conditions have on customer travel patterns; excessive taxation and the inability to offset future taxable income; general economic conditions (including interest rates, foreign currency exchange rates, investment or credit market conditions, crude oil prices, costs of aviation fuel and energy refining capacity in relevant markets); our ability to cost-effectively hedge against increases in the price of aviation fuel; any potential realized or unrealized gains or losses related to fuel or currency hedging programs; the effects of any hostilities, act of war or terrorist attack; the ability of other air carriers with whom we have alliances or partnerships to provide the services contemplated by the respective arrangements with such carriers; the costs and availability of aviation and other insurance; the costs associated with security measures and practices; industry consolidation or changes in airline alliances; competitive pressures on pricing and on demand; our capacity decisions and the capacity decisions of our competitors; U.S. or foreign governmental legislation, regulation and other actions (including open skies agreements); labor costs; our ability to maintain satisfactory labor relations and the results of the collective bargaining agreement process with our union groups; any disruptions to operations due to any potential actions by our labor groups; weather conditions; the possibility that expected merger synergies will not be realized or will not be realized within the expected time period; and other risks and uncertainties set forth under Item 1A., Risk Factors of Annual Report on Form 10-K, as well as other risks and uncertainties set forth from time to time in the reports we file with the SEC. Consequently, forward-looking statements should not be regarded as representations or warranties by us that such matters will be realized.
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